Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

COVOLT POWER, INC.

CoVolt Power, Inc. (the “Corporation”), a for-profit corporation organized and existing under the Texas Business Organizations Code (the “TBOC”), does hereby certify as follows:

1. The name of the Corporation is CoVolt Power, Inc. The Corporation was incorporated by the filing of its original Certificate of Formation with the Secretary of State of the State of Texas on April 22, 2026. The file number issued to the Corporation is 806560544.

2. This Restated Certificate of Formation accurately states the text of the Corporation’s existing Certificate of Formation being restated, as previously amended, restated and corrected (the “Existing Certificate of Formation”), except for the information permitted to be omitted by the applicable provisions of TBOC.

3. Each new amendment contained in this Restated Certificate of Formation has been made in accordance with the provisions of the TBOC. This Restated Certificate of Formation and all previous amendments to the Existing Certificate of Formation have been approved in the manner required by the TBOC and by the governing documents of the Corporation.

4. The Existing Certificate of Formation is hereby restated and superseded by this Restated Certificate of Formation (hereinafter referred to as the “Certificate of Formation”) to read in its entirety as set forth on EXHIBIT A attached hereto.

IN WITNESS HEREOF, the undersigned affirms that the person designated as registered agent in the Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

CoVolt Power, Inc., a Texas corporation

By:
Name:
Title:

EXHIBIT A

ARTICLE I

The name of the corporation is CoVolt Power, Inc. (the “Corporation”). The Corporation is a for-profit corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Texas is 211 E. 7th Street, Suite 620, Austin, TX 78701-3218, and the name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the TBOC, as it now exists or may hereafter be amended and supplemented.

In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the [sponsors] may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) the [sponsors] and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and its Affiliates, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article III are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the [sponsors] and any person or entity who, while a shareholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent or other representative of a [sponsor] and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by the TBOC, (a) the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy in, and any right to be offered an opportunity to participate in, and (b) each Identified Person shall have the right to and shall have no duty to refrain from, directly or indirectly, any business opportunity that is presented to any director or officer of the Corporation in a capacity other than as a director or officer of the Corporation, including those opportunities involving other business ventures of every type or description, whether similar to or competitive with business activities or lines of business of the Corporation or any of its Affiliates; provided, however, that the foregoing renunciation shall not apply to, and the Corporation does not renounce any interest or expectancy in, any business opportunity (x) that is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation and that the Corporation is legally and contractually permitted to undertake or (y) that is directly derived from or identified through use of confidential, proprietary or non-public information of the Corporation obtained by such Identified Person in his or her capacity as a director or officer of the Corporation. To the fullest extent permitted by the

TBOC, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that such person pursues or acquires any such business opportunity for itself, directs such opportunity to another person, or does not communicate information regarding such opportunity to the Corporation, except with respect to any opportunity within the carve-outs described in the preceding sentence.

ARTICLE IV

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [ ]. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is [ ], having a par value of $0.001 per share, the total number of shares of Class B Common Stock that the Corporation is authorized to issue is [ ], having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [ ], having a par value of $[ ] per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. CLASS A COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Class A Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time. Holders of Class A Common Stock, as such, shall not have any preemptive, subscription, redemption or conversion rights, and there shall be no redemption or sinking fund provisions applicable to the Class A Common Stock.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the record date for determining shareholders entitled to vote on such matter. Except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Formation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Certificate of Designation) or pursuant to the TBOC.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon.

Except as otherwise required by this Certificate of Formation (including any Certificate of Designation relating to any series of Preferred Stock and the supermajority voting requirements set forth in Article X hereof), and notwithstanding any provision of the TBOC to the contrary, (a) all classes or series of stock are entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, and (b) the approval of a “fundamental action” or “fundamental business transaction” as each such term is defined in the TBOC requires the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders shall be distributed among the holders of the then outstanding Class A Common Stock pro rata in accordance with the number of shares of Class A Common Stock held by each such holder.

B. CLASS B COMMON STOCK.

1. General. Shares of Class B Common Stock shall be issued only to the extent necessary to maintain a one-to-one ratio between the number of Common Units of CoVolt Holdings Group, LLC held by the Continuing Equity Owners (as defined in the CoVolt Holdings Group, LLC limited liability company agreement (the “LLC Agreement”), as the same may be amended from time to time in accordance with its terms) and the number of shares of Class B Common Stock issued to the Continuing Equity Owners. Shares of Class B Common Stock are transferable only together with an equal number of Common Units, and only a permitted transferee of such Common Units (as determined under the LLC Agreement) shall be a permitted transferee of the shares of Class B Common Stock transferred together therewith. Shares of Class B Common Stock, together with an equal number of Common Units, shall be redeemable on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. Other than the foregoing, holders of Class B Common Stock, as such, shall not have any preemptive, subscription, redemption or conversion rights, and there shall be no redemption or sinking fund provisions applicable to the Class B Common Stock.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Class B Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder as of the record date for determining shareholders entitled to vote on such matter. Holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters presented to the shareholders for their vote or approval, except as otherwise required by applicable law or this Certificate of Formation.

3. No Dividends or Distributions. Holders of Class B Common Stock shall not be entitled to receive dividends or any other distribution with respect to the Class B Common Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class B Common Stock shall not be entitled to receive any portion of the assets of the Corporation available for distribution to its shareholders.

4. Cancellation. In connection with any redemption of Common Units pursuant to the exercise of a holder’s redemption right (or any direct exchange of Common Units by the Corporation in lieu of such redemption) under the LLC Agreement, the corresponding number of shares of Class B Common Stock surrendered to the Corporation in connection therewith shall be cancelled and retired by the Corporation for no consideration and shall not be reissued.

5. Amendments to Class B Common Stock. Any amendment of this Certificate of Formation that gives holders of Class B Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock, or (iii) any other economic rights, shall require, in addition to shareholder approval, the affirmative vote of holders of Class A Common Stock voting separately as a class.

C. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a statement of resolution relating thereto in accordance with the TBOC (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the TBOC. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of shareholders following the initial registration of the Corporation’s Class A Common Stock pursuant to the Securities Exchange Act of 1934, as amended; the initial Class II directors shall serve for a term expiring at the second annual meeting of shareholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting of shareholders following such registration. At each annual meeting of shareholders of the Corporation beginning with the first annual meeting of shareholders following such registration, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.

B. Except as otherwise expressly provided by the TBOC or this Certificate of Formation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from the death, resignation, disqualification or removal of any director may be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, or by election at an annual or special meeting of shareholders called for that purpose; provided, that any director so elected shall hold office for the remainder of the unexpired term of the director’s predecessor. Newly created directorships resulting from any increase in the authorized number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Board of Directors; provided, that any director elected by the Board of Directors to fill such a newly created directorship shall hold office only until the next election of one or more directors by the shareholders; provided, however, that for so long as the TBOC prohibits such action, the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of shareholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Formation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by the TBOC, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Formation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the shareholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally at an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Prior to the first date on which no shares of Class B Common Stock remain outstanding, any action required or permitted to be taken by the shareholders of the Corporation may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at an annual or special meeting of the shareholders. Following the first date on which no shares of Class B Common Stock remain outstanding, any action required or permitted to be taken by the shareholders of the Corporation at an annual or special meeting of the shareholders may only be taken by written consent if such written consent is signed by the holders of all then-outstanding shares of voting stock entitled to vote on such action. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the TBOC.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and prior to the first date on which no shares of Class B Common Stock remain outstanding, special meetings of shareholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, or by the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at an annual or special meeting of the shareholders. Following the first date on which no shares of Class B Common Stock remain outstanding, special meetings of shareholders of the Corporation may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, or by the holders of outstanding shares of voting stock having not less than 50% (or the highest percentage then permitted under the TBOC) of the voting power of all outstanding shares of voting stock entitled to vote at such meeting. If the TBOC is amended to authorize corporate action further eliminating or limiting the ability of shareholders to call special meetings, then the ability of shareholders to call special meetings shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

C. Advance notice of shareholder nominations for the election of directors and of other business proposed to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by the TBOC, a director or officer of the Corporation shall not have any personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the TBOC is amended after approval by the shareholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

A. The Corporation reserves the right to amend or repeal this Certificate of Formation in the manner now or hereafter prescribed by statute and this Certificate of Formation, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Formation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Formation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X. Notwithstanding the foregoing, from and after the first date on which the Continuing Equity Owners cease to beneficially own (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) shares of stock of the Corporation representing at least 40% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, (i) each reference in the immediately preceding sentence to “66 2/3%” shall automatically be deemed to be a reference to “a majority” and (ii) each reference to “two-thirds” in Part C and Part F of Article VI shall automatically be deemed to be a reference to “a majority.”

B. In addition to any other vote required by applicable law or this Restated Certificate, and notwithstanding any other provision of this Restated Certificate to the contrary, for so long as any shares of Class B Common Stock remain outstanding, the affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a separate class, shall be required to amend, alter, change, adopt or repeal any provision of this Restated Certificate (including any Certificate of Designation) relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock.

C. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.